Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into between Nu Ride Inc., a Delaware corporation (“Nu Ride” and the “Company”), and Motoring Ventures LLC, (“Consultant”), as of November 1, 2024 (the “Effective Date”). Each of Company and Consultant is a “Party” and, collectively, constitute the “Parties”.

RECITALS

A.	On June 27, 2023, Lordstown Motors Corp., a Delaware corporation and its subsidiaries (together with the Company, the “Debtors”), commenced voluntary cases (the “Chapter 11 Cases”) under Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and such cases are being jointly administered for procedural purposes as In re Lordstown Motors Corp., et al., Bankr. D. Del. Case No. 23-10831 (MFW).

B.	On March 6, 2024, the Bankruptcy Court entered an order approving the Third Modified First Amended Joint Chapter 11 Plan of Lordstown Motors Corp. and Its Affiliated Debtors (together with all schedules and exhibits thereto, and as may be modified, amended, or supplemented from time to time, the “Plan”).

C.	Company desires for Consultant to provide advice and consulting services, and Consultant desires to provide advice and consulting services, to the Company from and after the Effective Date in accordance with the terms and conditions of this Agreement.

D.	During the Consulting Period (as defined below) Consultant may have access to privileged, confidential, and proprietary information of the Company and Company Affiliates (as defined below).

NOW, THEREFORE, in full consideration for the signing of this Agreement and Consultant’s representations, warranties, covenants, and agreements set forth below, the Parties agree as follows:

AGREEMENT

I.	CONSULTING SERVICES.

A.	Consulting Period. Beginning the Effective Date, Consultant will serve as an advisory consultant to the Company until such time as this Agreement is terminated as provided herein (the “Consulting Period”) and provide such consulting services as reasonably requested by the Company (“Consulting Services”). Edward T. Hightower will be the consultant assigned to this engagement. The Company or the Consultant may terminate this Agreement with 15 days advance written notice of such termination to the other party.

B.	Consulting Fee. Consultant shall receive compensation for such services satisfactorily performed by Consultant at a rate of $7,500 per month, payable in arrears within 30-days of receipt of an invoice, subject to pro-ration for the final month.

C.	Performance. During the Consulting Period, Consultant agrees to perform all services and duties on a non-exclusive basis in a professional and workmanlike manner and observe and obey all applicable laws, rules and regulations, as well as all Company policies. The services described herein will be performed by the Consultant at the request of the Company at a reasonable time and place. Consultant’s provision of the services shall not involve use of any other person’s or entity’s resources or any direct or indirect financial support from any other person or entity. Absent unusual circumstances, consultant will not be required to travel beyond thirty (30) miles of his principal residence to perform these services. Moreover, the Company hereby acknowledges that the Consultant has other full-time employment during the Consulting Period and Company and Consultant will make all reasonable efforts to enable the Consulting Services to occur at hours convenient to Consultant. Nothing contained in this Agreement shall interfere with or prevent the Consultant from obtaining other employment.

D.	Business Expenses. The Company will reimburse Consultant for reasonable out-of-pocket costs and expenses incurred in performing services for the Company during the Consulting Period, including out-of-pocket travel, meals, and other similar type of costs and expenses, provided that (a) Company agrees to the expense in advance and (b) Consultant shall provide reasonable and appropriate documentation in such form as the Company may reasonably request. Consultant shall prepare and submit to the Company an invoice for Consultant’s services and expenses hereunder. Payment by the Company will be made up to twice per month within ten (10) business days after the Company receives Consultant’s invoice for services and reasonable and appropriate documentation of Consultant’s expenses hereunder.

II.	RELATIONSHIP OF THE PARTIES.

The Parties acknowledge and agree that Consultant shall not be an employee of the Company during the Consulting Period and that the only relationship between the Parties during the Consulting Period is that of an independent contractor providing services. Except as may be authorized by the Board of Directors of the Company, the Consultant has no authority or right to create any obligation on behalf of the Company or to bind the Company in any respect whatsoever during the Consulting Period. Nothing contained in this Agreement shall be construed to constitute Consultant as an employee of the Company during the Consulting Period. Consultant neither expects nor desires that the Company should (a) withhold from any fees due and payable to Consultant any taxes – state, federal, local, income, social security or otherwise, (b) pay with respect to Consultant any fees or taxes for workers’ compensation or unemployment compensation, or (c) provide Consultant with any other benefits customarily provided to employees. Since Consultant shall not be an employee of the Company during the Consulting Period, Consultant further agrees that, with respect to the Consulting Period and Consultant’s provision of consulting services, he/she will not assert any claim against the Company for workers’ compensation, unemployment benefits, or other employee benefits of any kind. Nothing in this Agreement precludes Consultant from seeking unemployment benefits related to Consultant’s employment with the Company prior to the effective date of the Plan.

III.	CONFIDENTIAL INFORMATION

Any information, reports, documents, data, processes, specifications, memoranda or other materials disclosed to or acquired by Consultant relating to the activities of Company (and any reports, analyses or derivatives thereof) is confidential and proprietary information of the Company (“Confidential Information”). Such Confidential Information is to be maintained in the strictest confidence by Consultant and only to be used by Consultant and only for the purpose of providing the services in connection, and in accordance, with this Agreement. Such Confidential Information is the sole and exclusive property of Company and shall be returned to Company at the termination of this Agreement or destroyed. Consultant shall not disclose any such Confidential Information to others. Notwithstanding the foregoing, Confidential Information shall not include information that:

(i)	was, or becomes, in the public domain without breach of the Agreement by Consultant;

(ii)	was developed by Consultant independently of the Confidential Information as shown by convincing written record; or

(iii)	Consultant is obligated to produce pursuant to an order of a court of competent jurisdiction or a valid administration or Congressional subpoena, provided that Consultant promptly notifies Company so that Company may seek a protective order and/or take any other appropriate action and Consultant cooperates reasonably with Company’s efforts to contest or limit the scope of such order and any such disclosure or production is strictly limited to that information that Consultant is advised by legal counsel in writing is legally required to be disclosed and Consultant shall use its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

IV.	INTELLECTUAL PROPERTY. Consultant acknowledges and agrees that Company shall solely and exclusively possess and retain all ownership rights, title to, and other rights in: (i) all records, reports, materials, forms, supplies, equipment, and any other resources whatsoever, in whatever form provided by or obtained from company or its member or affiliated entities, or used by consultant in the performance of its obligations hereunder.

V.	RETURN OF THE COMPANY’S DOCUMENTS AND TANGIBLE PROPERTY. Upon request of the Company and upon termination of the Consulting Period, Consultant will promptly surrender and deliver to the Company, or at the Company’s election destroy or delete, (and will not keep in its possession or deliver to anyone else) any tangible Confidential Information, records, data, notes, reports, proposals, lists, correspondence, computer codes, specifications, designs, materials, equipment, devices, or any other documents (including photocopies or other reproductions of any of the aforesaid items) of the Company or affiliate thereof. In addition, Consultant will remove from any and all computer systems under control of Consultant any third-party software applications provided by the Company to Consultant for use in providing services under this Agreement.

VI.	SURVIVAL. The Parties expressly acknowledge and agree that the provisions of this Agreement that by their express terms extend beyond the termination of the Consulting Period or the termination of this Agreement shall continue in full force and effect notwithstanding termination of the Consulting Period or the termination of this Agreement.

VII.	REMEDIES.

A.	Enforcement. Consultant hereby specifically acknowledges and agrees that the provisions in Sections III, IV and V of this Agreement are reasonable and necessary to protect the legitimate interests of the Company (including without limitation its trade secrets and confidential information) and that such restrictions will not unreasonably restrict Consultant or interfere with Consultant’s ability to enter gainful business opportunities following the Consulting Period. Consultant further agrees that the existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement by the Company will not excuse performance or otherwise affect the validity or enforceability of Consultant’s obligations under Sections III, IV or V, and Consultant’s obligations under Sections III, IV and V shall continue in accordance with their terms without regard to any other dispute hereunder.

B.	Remedies. Consultant further acknowledges and agrees that violation of Sections III, IV or V of this Agreement would cause the Company irreparable harm for which monetary damages alone would not be an adequate remedy. Therefore, in the event of any violation by Consultant, the Company (in addition to all other remedies the Company may have) shall be entitled to a temporary restraining order, injunction, and other equitable relief (without posting any bond or other security) restraining the violator from committing or continuing such violation. Any delay by the Company in asserting a right under this Agreement or any failure by the Company to assert a right under this Agreement will not constitute a waiver by the Company of any right hereunder, and the Company may subsequently assert any and all of its rights under this Agreement as if the delay or failure to assert rights had not occurred.

VIII.	MISCELLANEOUS AND GENERAL TERMS.

A.	Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.

B.	Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Parties.

C.	No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the Party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

D.	Assignment. This Agreement shall not be assignable, in whole or in part, by Consultant without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement, except for Section II, without the consent of Consultant, including without limitation to any corporation or other person or business entity with which the Company may merge or consolidate or to which the Company may sell or transfer all or a portion of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement.

E.	Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile or other means of electronic communication, and such counterparts executed and delivered, shall constitute but one and the same instrument.

F.	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction provided, however, that if any fundamental term or provision of this Agreement (including without limitation the Severance Payment and Release), is invalid, illegal, or unenforceable, the remainder of this Agreement shall be unenforceable. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to/the court may modify this Agreement to give effect to the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

G.	Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

H.	Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) delivered by a recognized overnight courier service, or (iii) mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:

Nu Ride Inc.
c/o M3 Partners
1700 Broadway, 19th Floor
New York, NY 10019
Attention: William Gallagher

With a copy that does not constitute notice to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: John Bessonette, Esq.

If to Consultant, to:

Edward T. Hightower
c/o Motoring Ventures LLC
29155 Northwestern Hwy., #605
Southfield, MI 48034-1023

The address on file with the Company’s Human Resources department or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

* * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, Consultant and the Company have executed this Agreement as of the Agreement Date.

NU RIDE INC.

By:	/s/ William Gallagher
Name:	William Gallagher
Title:	CEO

EMPLOYEE

/s/ Edward T. Hightower
Name: Edward T. Hightower for Motoring Ventures LLC
Title: Managing Director, Motoring Ventures LLC

- 7 -